As Filed with the Securities and Exchange
                        Commission on September 6, 1996.

                                                    Registration No. 33-78956-A
- -------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------
                                 AQUAGENIX, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE
 (State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                          Identification No.)

                              6500 N.W. 15th Avenue
                         Fort Lauderdale, Florida 33309
                                 (954) 975-7771
- --------------------------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ---------------
                                Andrew P. Chesler
                             Chief Executive Officer
                              6500 N.W. 15th Avenue
                         Fort Lauderdale, Florida 33309
                                 (954) 975-7771
- --------------------------------------------------------------------------------
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                             Roxanne K. Beilly, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                         Fort Lauderdale, Florida 33301
                                 (954) 763-1200
- --------------------------------------------------------------------------------
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
                                   PROPOSED      PROPOSED
                                   MAXIMUM       MAXIMUM
  TITLE OF          AMOUNT         OFFERING      AGGREGATE         AMOUNT OF
SHARES TO BE        TO BE          PRICE PER     OFFERING          REGISTRATION
 REGISTERED         REGISTERED     SHARE (1)     PRICE (1)         FEE
- --------------------------------------------------------------------------------


Common Stock,
$.01 par value
per share           582,500        $5.125(2)     $2,985,312.50(2)  $1,029.41

- --------------------------------------------------------------------------------
        (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(b).

        (2) The maximum price is estimated based on the low and high prices on August 29, 1996.

              The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 Subject to Completion, dated September 6, 1996

PROSPECTUS

                                 582,500 SHARES

                                 AQUAGENIX, INC.

                     COMMON STOCK, PAR VALUE $.01 PER SHARE

         The 582,500 shares (the "Shares") of Common Stock, $.01 par value per share ("Common Stock"), offered hereby are being sold by certain selling stockholders (the "Selling Stockholders") of Aquagenix, Inc. (the "Company"), if at all, on a delayed basis. Included among the Shares to be sold by the Selling Stockholders are an aggregate of 270,000 Shares issued to certain Selling Stockholders upon closing a Stock Exchange Agreement dated as of June 7, 1996 by and among the Company, Aquatic and Right of Way Control, Inc. ("ARC") and sole shareholders of ARC, Ray A. Spirnock and Shirley J. Spirnock, and the remaining 312,500 Shares were issued to certain Selling Stockholders upon the closing of a private placement of the 312,500 Shares between June 28, 1996 and August 10, 1996.

         INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

         THE COMMON STOCK OFFERED HEREBY INVOLVES A SIGNIFICANT DEGREE OF RISK. SEE "RISK FACTORS."

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Prospectus is September 6, 1996.

                          [Front Cover Page Continues]

         The Selling Stockholders have advised the Company that they propose to sell the Shares, from time to time in one or more transactions that may take place on the over-the-counter market, including ordinary brokerage transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders.

         The Company will not receive any of the proceeds from the sale of the Shares offered hereby by the Selling Stockholders. Expenses of this offering, other than fees and expenses of counsel to the Selling Stockholders and selling commissions, will be paid by the Company. See "Plan of Distribution."

         The Common Stock is listed on the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System under the symbol "AQUX."

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock and Warrants are traded on the NASDAQ National Market System under the symbol "AQUX" and "AQUXW, respectively.

         The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the resale of the Shares. This Prospectus, which is Part I of the Registration Statement, omits certain information contained in the Registration Statement. For further information with respect to the Company and the Shares offered by this Prospectus, reference is made to the Registration Statement, including the exhibits thereto. Statements in this Prospectus as to any document are not necessarily complete, and where any such document is an exhibit to the Registration Statement or is incorporated by reference herein, each such statement is qualified in all respects by the provisions of such exhibit or other document, to which reference is hereby made, for a full statement of the provisions thereof. A copy of the Registration Statement, with exhibits, may be obtained from the Commission's office in Washington, D.C. (at the above address) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.

                                TABLE OF CONTENTS
                                                                          PAGE

AVAILABLE INFORMATION.......................................................

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........................

RISK FACTORS................................................................

THE COMPANY.................................................................

SELLING STOCKHOLDERS .......................................................

PLAN OF DISTRIBUTION........................................................

DESCRIPTION OF SECURITIES...................................................

LEGAL MATTERS...............................................................

EXPERTS.....................................................................

INDEMNIFICATION.............................................................

         The Common Stock and Warrants are traded on the NASDAQ National Market System ("NMS") under the symbols "AQUX" and "AQUXW," respectively. The low and high prices of the Common Stock as reported on the NMS on August 29, 1996 was $5.00 and $5.25, per share, respectively.

         No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

         The Company will not receive any proceeds from the sale of Common Stock for the account of the Selling Stockholders. The Company has informed the Selling Stockholders that the anti-manipulative rules under the Exchange Act, Rules 10b-6 and 10b-7, may apply to their sales in the market. The Company has also informed the Selling Stockholders of the need for delivery of copies of this Prospectus in connection with any sale of securities registered hereunder.

         THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


         The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Securities and Exchange Commission.

         The Company has previously and intends to furnish its stockholders with annual reports containing audited financial statements and distributes quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed with the Commission are incorporated herein by reference:

         (a) Annual Report of the Company on Form 10-KSB for the fiscal year ended December 31, 1995.


         (b) Quarterly Reports of the Company on Form 10-QSB for the three months ended March 31, 1996 and the six months ended June 30, 1996.

         (c)      All reports and documents filed by the Company pursuant to
                  Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents, specifically the Current Reports of the Company on Form 8-K, date of Reports April 25, 1996, June 7, 1996, and June 12, 1996. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Aquagenix, Inc. at the Company's principal executive office, 6500 N.W. 15th Avenue, Fort Lauderdale, Florida 33309, Telephone (954) 975-7771.

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION SET FORTH IN THE PROSPECTUS, IN CONNECTION WITH AN INVESTMENT IN THE SHARES OFFERED HEREBY.

         LIMITED OPERATING HISTORY; NEWLY ACQUIRED BUSINESSES. The Company was organized in May 1993 to acquire the capital stock of EWM and FUPTC and has a limited operating history upon which an evaluation of the Company's performance and prospects can be made. The Company's prospects must be considered in light of the numerous risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business in industries characterized by emerging markets, intense competition and stringent government regulation. In that regard, the Company, after sustaining significant losses from its remediation business, made a determination to discontinue that business. Accordingly, there can be no assurance that the Company will be able to successfully manage its aquatic and industrial vegetation management operations or that failure to do so will not exacerbate the risks inherent in the establishment of a new business.

         ABSENCE OF SUBSTANTIAL PROFITABILITY; ACCUMULATED DEFICIT; PRIOR LOSS; FUTURE OPERATING RESULTS. Although the Company has achieved increased levels of revenues for the years ended December 31, 1994 and 1995, the Company has only achieved limited profitability and, for the year ended December 31, 1995, the Company incurred a loss of $681,994 from continuing operations and an accumulated deficit of $7,332,385, substantially from discontinued operations. The Company's operating expenses have increased and can be expected to increase significantly in connection with the Company's proposed expansion and, accordingly, the Company's future profitability may depend on corresponding increases in revenues from operations. Future events, including unanticipated expenses, increased competition or changes in government regulation, resulting in decreased demand for aquatic and industrial vegetation management services, could have an adverse affect on the Company's operating margins and results of operations. There can be no assurance that the Company's rate of revenue growth will continue in the future or that the Company's future operations will be profitable.

         PROPOSED EXPANSION; ABILITY TO MANAGE GROWTH. Although the Company intends to pursue a strategy of growth and will seek to expand the range of its services and penetrate new geographic markets, the Company has achieved limited growth to date and has limited experience in effectuating rapid expansion or in managing operations which are geographically dispersed. The Company's proposed expansion will be dependent on, among other things, the Company's ability to obtain additional contracts (through the competitive bidding process or otherwise), purchase or lease necessary equipment, obtain necessary construction and/or operating permits and performance bonds, hire and retain skilled management, financial, marketing, technical and other personnel and successfully manage growth (including monitoring operations, controlling costs and maintaining effective regulatory compliance procedures). To date, the Company's operations have been limited to the States of Florida, Georgia, North and South Carolina. The Company's growth prospects will be largely dependent upon the Company's ability to achieve greater penetration in existing markets as well as to achieve significant penetration in new geographic markets. The Company's prospects could be adversely affected by unfavorable general economic conditions, including any future downturns in the economy, or a decline in the economic prospects of particular governmental or commercial customers or segments of targeted markets, which could result in reduction or deferral of expenditures by prospective customers. The Company's future growth will also be dependent upon continued favorable regulatory environments and the Company's ability to adapt its operations to satisfy evolving industry, customer and regulatory requirements, standards and trends. The Company is also seeking to expand its operations through the possible acquisition of existing companies in businesses which the Company believes are compatible with its business. The Company is presently engaged in identifying candidates for acquisition and but has no plans, agreements, understandings or arrangements with respect to any acquisition. The Company has not established any minimum criteria for any acquisition and management will have complete discretion in determining the terms of any such acquisition. There can be no assurance that the Company will be able to successfully expand its operations or ultimately effect any acquisition, or that the Company will be able to successfully integrate into its operations any business which it may acquire. Any inability to integrate into its operations an acquired business, particularly in instances in which the Company has made significant capital investments, would have a material adverse effect on the Company. In addition, in the event the Company expands its operations and/or effectuates additional acquisitions, there can be no assurance that the Company will be able to successfully manage its expanded operations or that failure to do so will not exacerbate the risks inherent in the establishment of a new business. See "Use of Proceeds" and "Business - Proposed Expansion."

         RISKS OF NEW PHASE OF OPERATIONS. Subsequent to the Company's initial public offering, the Company expanded both its aquatic and vegetation management and environmental remediation businesses by internal growth as well as by acquisitions. However, in November of 1995, the Company's Board of Directors approved a plan to dispose of the environmental remediation business segment in view of the continued losses of the environmental remediation services division and the operational problems associated with it. The Company is now concentrating its future resources on the expansion of its aquatic and industrial vegetation management business. Accordingly, results of operations in the future will be influenced by numerous factors including the ability of the Company to successfully acquire and integrate recently acquired companies or companies to be acquired in the future within its operations, increases in expenses associated with growth, competition and the ability of the Company to control costs. There can be no assurance that revenue growth will be sustained or that profitability will occur. Additionally, the Company will be subject to all the risks incident to a rapidly developing business and the risks associated with expanding operations. Accordingly, there can be no assurance that the Company will be able to implement its business plan, expand its operations and develop and sustain profitable operations in the future. See "Business - Proposed Expansion."

         GOVERNMENT REGULATION; PAST VIOLATIONS. The aquatic and industrial vegetation management business is subject to extensive and frequently changing federal, state and local laws and substantial regulation under these laws by governmental agencies, including the United States Environmental Protection Agency (the "EPA") and the United States Occupational Safety and Health Administration ("OSHA"). Among other things, these regulatory authorities impose requirements which regulate the handling, transportation and disposal of hazardous and nonhazardous materials and the health and safety of workers, and require the Company and, in certain instances, its employees, to obtain and maintain licenses and permits in connection with its operations. This extensive regulatory framework imposes significant compliance burdens and risks on the Company. The Company believes that it is in substantial compliance with all material federal, state and local laws and regulations governing its operations and has obtained all material licenses and permits necessary for the operation of its business. Amendments to existing statutes and regulations, adoption of new statutes and regulations and the Company's expansion into new jurisdictions and aquatic management services could require the Company to continually alter methods of operations at costs that could be substantial. Almost all states have commenced regulating the handling of hazardous substances and wastes, and the Company could be subject to substantial liability under government regulations to private parties and governmental entities, in some instances without any fault, if the Company is responsible for the improper disposal or release or threatened release of any hazardous substance. There can be no assurance that the Company will be able, for financial or other reasons, to comply with applicable laws, regulations and permitting requirements, particularly as it seeks to enter into new geographic markets. Failure to comply with applicable laws, rules or regulations or permitting requirements could subject the Company to civil remedies, including fines and injunctions, as well as possible criminal sanctions, which would have a material adverse effect on the Company. Notwithstanding the burdens of compliance, the Company believes that its business prospects are significantly enhanced by the continuing stringent enforcement of the comprehensive regulatory framework by government agencies. Any significant relaxation of the regulatory requirements governing the aquatic and industrial vegetation management industry could also adversely affect the Company.

         In November 1990, Florida Waterway Management, Inc., a company controlled by Alan H. Chesler and Andrew P. Chesler, Chairman of the Board, Chief Executive Officer and President of the Company was fined $1,200 by the Florida Department of Agriculture and Consumer Services for using a pesticide in a manner inconsistent with its label in violation of the provisions of the Florida Pesticide Law. In addition, pursuant to an action brought on behalf of the EPA by the united States Attorney's Office, In November 1992, the Company pleaded guilty to five counts of mail fraud and five counts of knowingly using a registered pesticide in a manner inconsistent with its label in violation of the criminal provisions of the United States Code. The Company agreed to pay a fine of $400,000 over a five-year period, of which the entire sum has been paid in full. Also, each of Alan H. Chesler and Andrew P. Chesler pleaded guilty to misdemeanors, paid fines of $25,000. In December 1993, the Florida Department of Environment of Environmental Protection advised the Company that it had applied herbicides at a customer's site prior to obtaining the required permit in violation of the Florida Administrative Code. The Company received notification that no fine would be imposed for such violation. In May 1994, the Company received a verbal warning from the Florida Department of Environmental Protection that it had applied herbicides beyond the boundaries specified by a customer's permit. Although the Company is not aware of any instances in which such violations adversely affected the Company's ability to obtain contracts, there can be no assurance that such violations will not limit the Company's ability to obtain government or commercial contracts for aquatic and industrial vegetation management services in the future or otherwise adversely affect the Company, including its ability to obtain additional financing or performance bonds or successfully expand its operations. The Company has entered into indemnification agreements with each of its executive officers and directors pursuant to which the Company has agreed to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been an officer, director or employee of the Company or its subsidiaries. See "The Company - Government Regulation" and "- Legal Proceedings."

         COMPETITIVE BIDDING; FIXED PRICE CONTRACTS. The Company has obtained and expects to continue to obtain a significant portion of its contracts for its services through the process of competitive bidding. There can be no assurance that the Company will continue to be successful in having its bids accepted or, if accepted, that awarded contracts will generate sufficient revenues to result in profitable operations. The competitive bidding process is typically lengthy and often results in the expenditure of significant sums and allocation of resources in connection with bids that may not be accepted. Additionally, inherent in the competitive bidding process is the risk that actual performance costs may exceed the projected costs upon which submitted bids or contract prices are based. Moreover, certain of the Company's contracts are negotiated on a fixed price basis and involve the risk of cost overruns due to inaccurate pricing, inefficient project management or cost estimates and disputes arising in connection with the performance of services. To the extent that actual costs exceed projected costs on which bids or contract prices are based, the Company could incur losses, which would adversely affect the Company's operating margins and results of operations. See "The Company - Marketing."

         DEPENDENCE ON SIGNIFICANT CONTRACTS AND CUSTOMERS. The Company has been dependent on a limited number of recurring annual contracts for a significant portion of its revenues. For the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, the Company's five largest customers accounted for approximately 37.4%, 21.2% and 7.7%, respectively, of the Company's revenues. The largest customer, Northern Palm Beach County Water Control District, accounted for approximately 27.0%, 14.0% and 2.8% of the Company's revenues in 1994, 1995 and for the six months ended June 30, 1996. For the year ended December 31, 1994, four customers, namely Greater Orlando Aviation Authority, Florida Department of Transportation, Gateway Services District and Riverbridge Corporation, accounted for approximately 4.0%, 2.3%, 2.1% and 2.0% respectively of the Company's revenues. For the year ended December 31, 1995, four customers, Broward County Office of Integrated Waste Management, Florida Department of Transportation, Greater Orlando Aviation Authority and Boca West, each accounted for approximately 1.8% of the Company's revenues and the same four customers accounted for approximately 1.8%, 0.8%, 1.3% and 1.0% respectively, of total revenues for the six months ended June 30, 1996. The existing term of the Company's contract with the Northern Palm Beach County Water Control District expires in September 1996, and is subject to all of the risks inherent in government contracts. Non-renewal or termination of the Company's contract with the Northern Palm Beach County Water Control District could have a material adverse effect on the Company. There can be no assurance that the Company will obtain additional contracts for projects similar in scope to those previously obtained, that the Company will obtain additional contracts for projects similar in scope to those previously obtained, that the Company will be able to retain existing customers or attract and retain new customers, or that the Company will not remain largely dependent on non-recurring contracts with a limited customer base, which will constitute a significant portion of the Company's revenues. See "The Company - Customers."

         DEPENDENCE ON GOVERNMENT CONTRACTS. For each of the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, approximately 40%, 34% and 23%, respectively, of the Company's revenues were derived from services provided to governmental customers. It is anticipated that a substantial portion of the Company's future revenues will continue to be derived from governmental customers. Government contracts are subject to special risks, including delays in funding; lengthy review processes for awarding contracts; non-renewal; delay, termination, reduction or modification of contracts in the event of changes in the governmental's policies or as a result of budgetary constraints; and increased or unexpected costs resulting in losses, all of which could have a material adverse effect on the Company. See "The Company - Customers."

         COMPETITION. The aquatic and industrial vegetation management industry is highly competitive. The Company faces competition from several large, financially strong companies which offer integrated services in the industry and numerous smaller companies which provide the same or similar services as those of the Company. Certain of the Company's competitors are well established and have substantially greater financial, marketing, technical, personnel and other resources than the Company, have significant bonding capabilities, and have established reputations for success in the aquatic and industrial vegetation management industry. In addition, certain of these competitors offer services or products not currently offered by the Company and have capabilities not currently possessed by the Company. Although it has been the Company's experience that there are available subcontractors which possess capabilities which can be integrated with those offered by the Company, competitors which possess these capabilities internally may be able to provide such services more cost effectively or otherwise have a competitive advantage over the Company. There can be no assurance that the Company will be able to compete successfully. See "The Company - Competition."

         SIGNIFICANT BONDING REQUIREMENTS. The Company is required, in most instances, to post bid and/or performance bonds in connection with contracts or projects with government entities and, to a lesser extent, private sector customers. A significant portion of the Company's revenue is derived from contracts or projects which require the Company to post bid and/or performance bonds. To date, the Company has been able to obtain bonds in amounts up to approximately $4,000,000 per bond. The Company anticipates that in the future it will continue to be required to post bid and/or performance bonds in connection with contracts or projects with government entities and, to an increasing extent, private sector customers. In addition, new or proposed legislation in various jurisdictions require or will require the posting of substantial bonds or require other financial assurances with respect to particular projects. There can be no assurance that security necessary to obtain bonding coverage will be available in the future or that the Company will be able to obtain bonds in the amounts required or have the ability to increase its bonding capacity to bid on and obtain larger contracts. Any inability to obtain bonding coverage would have a material adverse effect on the Company. See "The Company - Insurance and Bonding."

         POTENTIAL LIABILITY AND INSURANCE. The aquatic and industrial vegetation management industry involves potentially significant risks of statutory, contractual and common law liability for environmental damage and personal injury. The Company, and in certain instances, its officers, directors and employees, may be subject to claims arising from the Company on-site or off-site services, including spillage, misuse or mishandling of hazardous or non-hazardous waste materials, or chemicals used in its operations, and environmental contamination by the Company, its contracted transporters or disposal site operators. All such persons may be liable for waste site investigation, waste site cleanup costs and natural resource damages, which costs could be substantial, regardless of whether they exercised due care and complied with all relevant laws and regulations. There can be no assurance that the Company will not face claims resulting in substantial liability for which the Company is uninsured, that hazardous substances or materials are not or will not be present at the Company's facilities or that the Company will not incur liability for environmental impairment. The Company carries insurance coverage which the

Company considers sufficient to meet regulatory and customer requirements and to protect the Company's assets and operations. The Company also obtains additional insurance as required on a project-by-project basis. The Company attempts to operate in a professional and prudent manner and to reduce its liability risks through specific risk management efforts. Nevertheless, a partially or completely uninsured claim against the Company, if successful and of sufficient magnitude, could have a material adverse effect on the Company. In addition, the inability to obtain insurance of the type and in the amounts required could impair the Company's ability to obtain new contracts, which are, in certain instances, conditioned upon the availability of adequate insurance coverage. See "The Company - Insurance and Bonding."

         OUTSTANDING INDEBTEDNESS; LOAN COVENANTS AND SECURITY INTERESTS; PERSONAL GUARANTEES. In order to finance the Company's operations and acquisitions, the Company has incurred significant indebtedness. Of the Company's total indebtedness of $5,822,687 outstanding at June 30, 1996, an aggregate of approximately $529,787 in relation to the continuing operations was outstanding under loan agreements with Sun Bank/Miami, N.A. (the "Bank"). In order to finance the AmerAquatic acquisition in October 1995, the Company issued to the Equitable Life Assurance Society of the United States "Equitable", a 12.50% Senior Secured Note due October 31, 2003 in the principal amount of $5,000,000. Substantially all of the Company's assets are pledged to the Bank and Equitable as collateral, and the Company is prohibited from incurring additional indebtedness, which could, under certain circumstances, limit the Company's ability to implement its proposed expansion. In addition to covenants requiring the Company to maintain certain levels of net worth and financial ratios, the Company's loan agreements with the Bank and Equitable limit or prohibit the Company, subject to certain exceptions, from declaring or paying dividends, making capital distributions or other payments to stockholders, merging or consolidating with another corporation or selling all or substantially all of its assets. While the Company was either in technical violation or had failed to comply with certain covenants contained in the loan agreement as of December 31, 1995, as of the date of this Prospectus the Company is in compliance with all of the covenants contained in the loan agreements with its lenders. In the event of a violation by the Company of any of its loan covenants or other default by the Company on its obligations, the Bank could declare the Company's indebtedness to be immediately due and payable and foreclose on the Company's assets.

         POSSIBLE FLUCTUATIONS IN OPERATING RESULTS; OUTSTANDING ACCOUNTS RECEIVABLE; CREDIT AND COLLECTION RISKS. The Company's operating results may vary from period to period as a result of the length of the Company's sales cycle, as well as from the purchasing patterns of potential customers and variations in sales by industry segment. The Company's sales cycle, which generally commences at the time a prospective customer issues a request for proposal or otherwise demonstrates to the Company an interest in utilizing the Company's services and ends upon execution of a contract with that customer, typically ranges from one to four months. Accordingly, revenues may be recognized by the Company even though associated cash payments have not been received. In addition, trade accounts receivable outstanding averaged approximately 39 days and 32 days for services performed on account in 1995 and the three months ended June 30, 1996, respectively. However, because of funding schedules imposed by the State of Florida, certain receivables may be extended for up to 36 months. The Company's accounts receivable, less allowances for doubtful accounts, at December 31, 1995 were $997,567 as compared to $989,205 at June 30, 1996. At June 30, 1996, the Company's allowance for doubtful accounts was $45,392 which the Company believes is currently adequate for the size and nature of its receivables. Nevertheless, delays in collection or uncollectibility of accounts receivable could have an adverse effect on the Company's liquidity and working capital position and could require the Company to increase its allowance for doubtful accounts. See "The Company - Marketing."

         UNCERTAINTY OF DEMAND FOR COMPANY SERVICES. Although the Company believes that there is significant demand for aquatic and industrial vegetation management services, the aquatic and industrial vegetation management industry is an emerging industry with relatively limited operating histories. As is typically the case in emerging industries, demand and market acceptance for the Company's services are subject to a high level of uncertainty. Demand for the Company's services could be adversely affected by numerous factors beyond its control, including changes in governmental regulations affecting the industries in which it operates, the introduction of new technologies and increased competition. In light of the evolving nature of the aquatic and industrial vegetation management services industry, there can be no assurance as to the ultimate level of demand and market acceptance for the Company's services. See "The Company."

         DEPENDENCE ON THIRD-PARTY SUPPLIERS AND SUBCONTRACTORS. The Company is dependent upon third-party suppliers and manufacturers for all of its requirements of algicides, herbicides, fish, fountains and aeration systems used in its operations. Although the Company believes that alternative sources of supply are available, failure by such suppliers or manufacturers to continue to supply the Company with products on commercially reasonable terms, or at all, in the absence of readily available alternative sources, would adversely affect the Company's ability to deliver products and provide services on a timely and competitive basis. In addition, the Company currently does not own or lease certain specialized equipment, including mechanical harvesting or certain planting equipment, or treatment, transportation or storage and is dependent upon third party subcontractors to provide necessary equipment, know-how, transportation and other facilities for its aquatic and industrial vegetation management business on a project basis. In the event such subcontractors were to become unavailable to the Company at acceptable cost levels, or at all, the Company's business would be materially adversely affected. See "The Company - Suppliers and Subcontractors."

         NASDAQ SYSTEM LISTING. The Company's Common Stock and Warrants are included on the NASDAQ system. The continued listing criteria include (a) that a company has net tangible assets of at least: (i) $1,000,000; or (ii) $2,000,000 if the issuer has sustained losses from continuing operations and/or net losses in two of its three most recent fiscal years; or (iii) $4,000,000 if the company sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years; (b) a market value of the publicly held shares of $1,000,000, and (c) a minimum bid price of $1.00 per share of Common Stock. If an issuer does not meet the $1.00 minimum bid price standard, it may, however, remain in the NASDAQ system if the market value of its public float is at least $3,000,000 and the issuer has $4,000,000 of total assets. If the Company became unable to meet the continued listing criteria of the NASDAQ system and became delisted therefrom, trading, if any, in the Common Stock and the Warrants would thereafter be conducted in the NASDAQ SmallCap Market, if the Company qualified, Over the Counter Market in the s-called "pink sheets" or, if the available, the electronic bulletin board administered by the National Association of Securities Dealers, Inc. (the "NASD"). As a result, an investor would likely find it more difficult to dispose of, or to obtain accurate quotations as to the value of , the Company's securities. If the Company's securities were delisted from the NASDAQ system, they may become subject to Rule 15c2-6 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), which imposes additional sales practice requirements on broker/dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by this Rule, a broker/dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. Consequently, the Rule may effect the ability of broker/dealers to sell the Company's securities and may effect the ability of purchasers in this offering to sell any of the securities acquired hereby in the secondary market.

         The Securities and Exchange Commission (the "Commission") has also adopted regulations which define a "penny stock" to be any equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the regulations require the delivery, prior to any transaction in a penny stock, of a disclosure schedule mandated by the Commission relating to the penny stock market. Disclosure is also required to be made about compensation payable to both the broker/dealer and the registered representative in current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         The foregoing penny stock restrictions will not apply to the Company's securities if such securities are listed on the NASDAQ system and have certain price and volume information provided on a current and continuing basis, or meet certain minimum net tangible assets for average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. In any event, even if the Company's securities were exempt from such restrictions, it would remain subject to
Section 15(b)(6) of the 1934 Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker/dealer or participating in a distribution of penny stock if the Commission finds that such a restriction would be in the public interest.

         CONTROL BY CURRENT STOCKHOLDERS. As of the date hereof, Andrew P. Chesler will own approximately 18.5% of the Company's outstanding Common Stock (assuming no exercise of outstanding Warrants). Accordingly, Andrew P. Chesler will be able to control the Company, elect all of the Company's directors, increase the authorized capital, dissolve, merge, sell the assets of the Company and generally direct the affairs of the Company.

         AUTHORIZATION OF PREFERRED STOCK. The Company's Certificate of Incorporation authorizes the issuance of 1,000,000 shares of "blank check" preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Securities."

         DEPENDENCE ON KEY PERSONNEL. The success of the Company will be highly dependent upon the performance of its senior management and, in particular, Andrew P. Chesler, the Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Chesler has a five-year employment agreement with the Company whereby he has agreed to devote substantially all of his business time to the affairs of the Company. The Company does not have employment agreements with any other executive officers or senior managers. The Company has obtained "keyman" life insurance in the amount of $5,000,000 on the life of Andrew P. Chesler. The success of the Company is also dependent upon its ability to hire and retain additional qualified personnel. The loss of Andrew P. Chesler or other key personnel or an inability to attract and retain additional key personnel could have a material adverse effect on the Company's business.

         UNCERTAINTY OF FUTURE DIVIDENDS ON COMMON STOCK. The Company has not paid any cash dividends on its Common Stock to its stockholders, and does not expect to declare or pay any cash dividends in the foreseeable future. See "Description of Securities - Dividends." See "Description of Securities - Common Stock."

         SHARES ELIGIBLE FOR FUTURE SALES. Sales of substantial numbers of additional shares of Common Stock of the Company, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. As of the date hereof 3,934,058 shares of Common Stock are outstanding. As of August 23, 1996, of the outstanding shares, 2,048,730 shares are tradeable in the public market without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares of Common Stock purchased by an "affiliate" of the Company (as that term is defined under the rules and regulations of the Securities Act), which will be subject to the resale limitations of Rule 144 under the Securities Act.

                                   THE COMPANY

GENERAL

         (a)      BACKGROUND

         Aquagenix, Inc., a Delaware corporation (the "Company"), through its wholly-owned subsidiaries, provides aquatic and industrial vegetation management services to governmental and commercial customers. The Company provides aquatic and industrial vegetation management services in the States of Florida, Georgia, North and South Carolina. The Company offers a variety of aquatic and industrial vegetation management and maintenance services, consisting primarily of the control of undesirable vegetation, aquatic weeds, algae and exotic plants. Additionally the Company provides. wetland planting, restoration, and monitoring, and installation of fountains and aeration systems and the stocking of fish for game and plant and insect control.

         The Company was incorporated under the laws of the State of Delaware in May 1993 to acquire all of the issued and outstanding capital stock of Environmental Waterway Management, Inc. ("EWM") and Florida Underground Petroleum Tank Contractors, Inc. ("FUPTC"). Prior to their acquisition by the Company, EWM had been engaged in the aquatic management business, primarily aquatic weed, algae and plant control, since its formation in October 1990, and FUPTC had been engaged in the environmental remediation business, primarily remediation of petroleum contaminated soil and ground water, since its formation in June 1991. Unless the context requires otherwise, the "Company" refers to Aquagenix, Inc. and its consolidated subsidiaries.

         In order to raise capital, in September 1994, the Company consummated an underwritten initial public offering (the "IPO") of 1,250,000 shares of its common stock, $.01 par value (the "Common Stock"), and 1,437,500 redeemable warrants (the "Warrants"), for aggregate net proceeds of approximately $5,541,000 (after deduction of the underwriting discounts and before deduction of other expenses of the IPO). In October 1994, the Company realized additional net proceeds of approximately $815,000 from the sale of an additional 187,500 shares of Common Stock upon the exercise by the underwriter of its over-allotment option.

         (b)      BUSINESS DEVELOPMENT

FUTURE DIRECTION

         On February 23, 1996, the Board of Directors of the Company elected Andrew P. Chesler as Chairman of the Board and President of the Company. Mr. Chesler is one of the co-founders of the Company and has served as President and Chief Executive Officer of EWM since its inception in January 1988. Mr. Chesler's election demonstrates the Company's strategic decision to focus its efforts in the aquatic and industrial vegetation management business which continues to be profitable for the Company and which management believes has high growth potential.

         To further streamline operations and further reduce operating expenses, Mr. Alan Chesler resigned as Chairman and Mr. Robert Radler resigned as President of the Company. They are also no longer serving as officers, directors or employees of the Company.

         In addition, the Board also elected Allen H. Stern as a director for the Company. Mr. Stern is a Senior Vice President with the Corporate Finance Department of Dabney Resnick, Inc., a Beverly Hills, California-based investment bank. Mr. Stern's expertise with institutional finance and acquisitions also reinforces the Board's long term growth strategy to grow its aquatic and industrial vegetation management business. The Company subsequently elected Jeffrey T. Katz as a director of the Company. Mr. Katz is President, Chief Executive Officer and founder of Blueberry Intermodal, Inc., a chassis leasing company founded in 1995 which leases chassis for newly designed "large-spec" containers for international shipping and has operations in the Continental United States. In 1991, Mr.

Katz was the co-founder of Porter Capital Management, a hedge fund based in Sausalito, California, and continues currently as a limited partner. Between 1989 to 1991, Mr. Katz was engaged in the securities industry with Adler, Coleman & Co. and Casey Securities, Inc. Mr. Katz also has extensive experience in the securities industry.

         (c)      BUSINESS OF ISSUER

OPERATIONS

         The Company through its operations offers a variety of aquatic and industrial vegetation management services, consisting primarily of the control of aquatic weeds, algae and exotic plants, industrial vegetation management, wetland planting and restoration, installation of fountains and aeration systems and the stocking of fish for game and pest and plant control. The Company's services are intended to assist in flood control, maintain the health, beauty, quality and natural balance of life in aquatic and terrestrial environments and in some instances, to maintain reasonable access to critical utility and other right of way areas. They are designed to suit individual customer requirements, many of whom maintain waterways and lands in compliance with federal, state and local environmental laws and regulations.

MARKET OVERVIEW

         Lakes, canals, ponds, rivers and wetlands have become increasingly popular forms of aesthetic, recreational and functional components in cities, golf courses, country clubs, commercial and residential developments, apartment complexes and parks in the State of Florida and throughout the Southeastern United States. Waterways provide facilities for recreational use, such as fishing and watersports, and are important for flood control, drainage, wildlife preservation and as a source of water for industrial and residential use. As a result of natural and other factors, including overgrowth of noxious weeds, algae and exotic plants, which deplete oxygen and restrict the flow of water, waterways and wetlands require ongoing management to preserve and maintain their functional use, biological health and aesthetic value.

         In Florida alone, there are over 1,200 golf courses and country clubs requiring aquatic management services; and as a result of the climate and topography of Florida, the majority of real estate developers have aesthetic waterways which require maintenance. Given the large number of lakes and waterways on private land, the market for aquatic management services on private land in Florida is estimated to exceed $100 million.

         There is also a growing trend toward privatization of aquatic and vegetation management services carried out on public lands by public works personnel of governmental agencies as they come under increasing fiscal pressures to reduce costs. The South Florida Water Management District, one of the Company's customers, had performed its own vegetation management work years ago and had subsequently awarded work to the Company. The potential market for such services on public land in Florida is estimated to exceed $500 million.

           Additionally, because extensive land development in the State of Florida and other states has depleted natural wetlands, federal and state legislation has been enacted to preserve wetlands by requiring property owners and developers to restore portions of developed properties to their natural state, in what is known as a "zero net loss" policy. In May 1994, a $700 million restoration project for Florida's Everglades was adopted by the State of Florida, which contemplates that the federal government, the State of Florida and a consortium of sugar farmers will jointly fund restoration of portions of Florida's Everglades. The Company will seek to capitalize on additional demand for aquatic management services, particularly wetlands planting and restoration services.

COMPANY SERVICES

         AQUATIC WEED, ALGAE AND EXOTIC PLANT CONTROL. The term "aquatic weed" encompasses a large, diverse group of plant types, consisting of four basic groups which pose a problem to waterways: floating aquatics, submersed aquatics, emergent and ditchbank weeds and grasses. Algae, a fifth classification, is a lower form of submersed plant life and is the cause of "scum" on the water's surface. Left unattended, aquatic weeds, algae and plants appear and propagate in excessive amounts and interfere with the aquatic environment's natural balance. Thick masses of aquatic weeds can disrupt boat traffic, fishing and other water sports, lower the oxygen levels of water resulting in fish kills and create water flow problems. Noxious weeds generate foul odors, visual eyesores and create breeding grounds for mosquitos and other pests. Most noxious aquatic weeds, exotic plants and trees have been imported into the Sunbelt States without natural enemies and have proceeded to displace natural and native plant life. While beneficial plants are essential to creating a properly balanced aquatic ecosystem and provide food and shelter for various species of fish, birds and animals, dense infestations of aquatic weeds and algae prevent sunlight from entering the water, potentially endangering all living inhabitants.

         The Company's aquatic management services consist primarily of the control of aquatic weeds, algae and exotic plants. The Company establishes treatment programs for lakes, canals, ponds and wetlands by assessing ambient water quality and vegetation and the specific needs of individual customers. The Company maintains a data base of computerized water analysis information and property management control and service records designed to provide customers with a comprehensive aquatic treatment plan. Company-trained and licensed applicators utilize approved algicides and herbicides and special spraying equipment to disperse algicides and herbicides in water and on adjacent land to control the growth of aquatic weeds, algae and exotic plants. The Company typically uses small boats equipped with tanks to hold liquid formulations and spray arms for spraying from the water. Similarly equipped four-wheel drive all-terrain vehicles are utilized for spraying from the shoreline. Significant reduction in the growth of aquatic weeds, algae and exotic plants is usually achieved within three to four weeks. The customers for these services typically agree to annual contracts which provide for monthly service and payment.

         In addition to the regular application of algicides and herbicides, the Company utilizes harvesting methods to control aquatic weeds. Harvesting is performed either manually or mechanically, depending upon the nature and extent of the growth of undesirable aquatic weeds and plants. Mechanical harvesting is typically expensive but achieves immediate results. The Company engages third-party contractors which utilize barges equipped with special attachments to cut, gather and crop aquatic weeds. Harvesting is done on a project-by-project basis.

         The Company also controls submersed aquatic weeds and insects by introducing two species of fish, the Triploid Grass Carp, a genetically-engineered weed-eating fish which may consume as much as three times its body weight each day, and the Gambusia, or Mosquitofish, which may consume up to its weight in mosquito larvae and pupae each day. The Company obtains necessary permits from state governmental authorities to use biological control methods on a project basis.

         For the years ended December 31, 1994 and 1995, aquatic weed, algae and exotic plant control services accounted for approximately 96% and 93%, respectively, of the Company's revenues from continuing operations.

         INDUSTRIAL VEGETATION MANAGEMENT.

         The Company provides professional right of way weed control along utility lines, pipelines, transmission lines, railroads, canals, ditches, bridges and other industrial sites for private and public sector clients.

         The Company inspects target areas to determine environmental factors, safety factors, geographic criteria, surrounding desirable plant life and combines this information with input from the client. The Company can then provide precision low volume application weed control to the designated system(s).

         Industrial vegetation management services are provided by ground, in the water and by air. The Company's services are varied and may be "bundled" to meet specific customer needs. The Company maintains its large inventory of application equipment at peak performance condition and has the most complete array of equipment available for each job.

         Distribution powerlines are serviced by ground application techniques. Equipment in service for these applications includes: 4-wheel drive tractors, 4-wheel drive, one ton spray trucks, tract equipment and ATVs. In addition, vegetation control is achieved with personnel using backpack sprayers.

         Transmission powerlines are managed from the air by helicopter and aerial TVB spray equipment.

         Safety guard rails and transportation right of ways are serviced by highly specialized vehicles, equipped with computer injection systems designed specifically for these functions.

         WETLAND PLANTING AND RESTORATION. The conservation and propagation of wetland areas has become recognized as an important part of maintaining the ecosystem. Aquatic and wetland plants are critical components of a healthy ecosystem, inasmuch as these plants form a base for an important link between the beginnings of the food-chain and higher forms of plant and animal life. The Company believes that the quality of water is directly attributable to the balance of the water's and shoreline's vegetation.

         The Company offers wetland planting, restoration and maintenance and monitoring services, which involve the movement of soil and the planting of beneficial native plant life to create or recreate wetlands in the form in which they naturally occur. The Company currently engages in wetland planting utilizing its personnel and equipment and, to the extent necessary, third-party equipment. As a result of new customers for wetland planting and restoration services obtained in 1994, revenues from such services comprised 4% of total revenues from aquatic management business in 1995 as compared to only 0.5% in 1994. With the "zero net loss" governmental policy and the State of Florida's Everglades restoration project, the Company anticipates that wetland planting and restoration services will account for an increasing portion of the Company's revenues in the future.

         FOUNTAINS AND AERATION SYSTEMS. The Company offers an extensive line of decorative floating fountains to enhance the visual appeal and beauty of waterways, while providing ecological benefits, including increased circulation, reduced stagnation and the reduction of odors caused by algae. The Company's fountains feature a unique, interchangeable nozzle which allows the customer to select up to eight different spray patterns. Fountains are fabricated using quality waterproof materials which are treated to resist corrosion. Nozzle assemblies are manufactured using high-density polyurethane, epoxy, brass and stainless steel for durability.

         The Company also offers aeration systems designed to permit waterways to digest organic sediments which deplete oxygen, trap gasses and result in general degradation of water quality. The Company's aeration systems are custom designed systems consisting of a pattern of porous stones which are laid on the bottom of a lake and a silent air compressor mounted on the shore. When air is injected from the compressor through pipes to the stones, air rises through the water oxygenating and cleansing it. The Company's aeration systems are designed to minimize fish kills and foul odors.

         The Company obtains fountains and aeration systems from third parties. The Company performs limited assembly, installs such products and engages third parties to perform necessary electrical work. To date, revenues derived from fountain and aeration system installation services have not been material.

         FISH STOCKING. The Company offers a variety of species of fish for stocking lakes and ponds for recreational purposes, including Striped Bass, Largemouth Bass, Bluegill, Black Crappie, Warmouth Perch and Channel Catfish. The Company's personnel perform salinity, Ph and oxygen tests, conduct surveys of existing fish population and create aquatic sanctuaries for successful fish habitation. The Company obtains its requirements of fish from a number of suppliers. To date, revenues derived from fish stocking services have not been material.

OPERATIONS

         Headquartered in Fort Lauderdale, Florida, the operations of the Company are decentralized with ten customer service offices, one in each of Fort Lauderdale, Palm Beach, Orlando, Daytona Beach, Sarasota, Tampa, Jacksonville, Fort Myers and Myrtle Beach and Charleston, South Carolina. Each customer service office is headed by a branch manager and supported by sales representatives. As a result of maintaining decentralized operations, the Company is able to reduce transit time and per diem expenses while providing better services to a larger customer base. The branch offices can also be utilized to integrate acquisitions within its geographic region of operations and are easily expandable to handle increased levels of business without a meaningful increase in administrative expenses. This was the case with the Jacksonville and Fort Lauderdale operations acquired from AmerAquatic, Inc (see below - "Recent Acquisitions"). Each office has the same basic set-up, systems and general operations which is a key aspect in the implementation of the Company's expansion strategy in that branch offices can be quickly established in multiple geographical areas in a proven format with minimal capital outlay. Offices are fully computerized with established customer service protocol. This enables the Company's services to be efficient, professional and responsive to the client base.

EXPANSION STRATEGY

         The Company believes that continuing initiatives of governmental authorities relating to environmental problems as well as the gradual privatization of in-house governmental aquatic and industrial vegetation management contracts have resulted in significant opportunities for its business, through internal growth and acquisitions. Management estimates that only 30% of the aquatic and vegetation management industry is served by commercial companies. The Company's expansion strategy is: (i) to acquire similar businesses and integrate their operations into the existing business so as to create economies of scale; (ii) to intensify marketing efforts and open additional decentralized branch offices that allow the Company to expand its geographic markets while maintaining quality service and minimizing operating expenses; and (iii) to achieve critical mass and increase operating leverage and efficiency so that the Company can pursue larger contracts from the 70% of the industry that traditionally sources contracts in-house. The proceeds of any additional financings may enable the Company to finance increased levels of accounts receivable and satisfy significant bonding requirements in connection with its operations. It has also enabled the Company to establish substantial bonding and insurance capabilities, thereby permitting the Company to bid on and secure larger contracts, especially government and utility work. In addition, over the past three years, the Company has made significant investment in building middle management in order to provide the appropriate infrastructure to integrate the acquisitions planned for under its growth strategy.

         The Company intends to aggressively apply its growth strategy in several stages in the following geographic markets which it perceives to have significant growth potential: (i) Georgia, South Carolina and North Carolina;
(ii) California, Arizona and the Southwest; and (iii) Texas and the remainder of the Southern United States.

         The ARC, AmerAquatic and L&L Acquisitions (see below - "Recent Acquisitions") were consummated as part of the Company's goal of expanding its operations. Consistent with its strategy of growth, the Company will seek to expand its operations through further acquisitions. The Company believes that the aquatic and industrial vegetation management industry is highly fragmented, consisting principally of small privately-owned companies with limited capital resources, bonding capabilities and documentation systems. The Company believes that its existing infrastructure, including its documentation systems, coupled with increased bonding capabilities,will enable it to out-bid its smaller competitors and will position the Company to acquire smaller service providers in new geographic markets. However, there can be no assurance that the Company will be able to obtain the required financing to fund the costs of purchasing capital equipment or making the acquisitions to expand its operations or that the Company will be able to successfully integrate into its operations any acquired business.

RECENT ACQUISITIONS

         On June 7, 1996, the Company acquired 100% of the voting common stock of Aquatic and Right of Way Control, Inc. ("ARC") pursuant to the terms of a Stock Exchange Agreement, dated June 7, 1996 (the "Stock Exchange Agreement"), by and among the Company, ARC and Ray A. Spirnock and Shirley J. Spirnock, the sole shareholders of ARC The aggregate purchase price was $1,500,000, of which $1,350,000 was paid by the issuance of 270,000 shares of Common Stock of the Company to the former shareholders of ARC and $150,000 was paid in cash. The cash portion was funded out of cash flow from operations. The assets acquired from ARC consisted mainly of recurring service contracts, accounts receivable and industrial vegetation management equipment. In connection with the acquisition, the Company entered into a two-year employment agreement with Ray
A. Spirnock.

         ARC was a leading provider of industrial vegetation and utility right of way management services in Florida, Georgia and Alabama. These services include the control of noxious weeds in the right of way areas adjacent to distribution and transmission power lines. The Company intends to continue the existing business and to further develop the industrial vegetation and utility right of way management services previously conducted by ARC.

         Based on the audited accounts for the year ended December 31, 1995, ARC had total revenues and net income of approximately $1,100,000 and $134,000, respectively. As at December 31, 1995, ARC had net worth of approximately $152,000. The ARC acquisition was accounted for by the purchase method.

         On October 31, 1995, EWM acquired ("the AmerAquatic Acquisition") substantially all of the assets and assumed certain of the liabilities, of AmerAquatic, Inc., a Florida corporation ("AmerAquatic"), pursuant to the terms of an Asset Purchase Agreement, dated as of October 19, 1995, by and among EWM, the Company, AmerAquatic and Thomas Latta and C. Elroy Timer, the principal shareholders of AmerAquatic. The aggregate purchase price paid by EWM for the assets of AmerAquatic was $4,291,084, subject to adjustment under certain circumstances, of which (i) $3,791,084 was paid in cash and (ii) $500,000 was paid through the issuance by EWM of a seven-month promissory note bearing interest at a rate of 9.75% per annum, which note was guaranteed by the Company and paid for in full. AmerAquatic was engaged in the business of providing lake management services, including aquatic and terrestrial weed and algae control, melaleuca and other exotic plant control, wetland and upland restoration and other related services. They were the Company's largest competitor in this business in Florida with over 1,000 customers. The Ameraquatic Acquisition expanded the Company's geographic reach into northern Georgia, North Carolina and South Carolina and initiated the Company's penetration into its second strategic market, the South Atlantic states. The Company is continuing to operate the business previously conducted by AmerAquatic as part of EWM.

         In connection with the AmerAquatic Acquisition, the Company, EWM and AmerAquatic entered into a Private Label Agreement, pursuant to which EWM agreed to purchase sixty specialized vehicles known as "Spra- Buggies", used among other things, to provide lake management services, over a period of three years commencing on October 31, 1995, for a purchase price of $25,000 each. EWM has the exclusive right to purchase and use these highly-efficient and durable Spra-Buggies within the aquatics industry.

         In connection with the AmerAquatic Acquisition, the Company, EWM and C. Elroy Timmer entered into a one-year employment agreement.

         The Company funded the cash portion of the purchase price for the assets of AmerAquatic from the proceeds of the issuance and sale of (i) the Company's 12.50% Senior Secured Note due February 28, 1996 (the "Bridge Note") in the principal amount of $5,000,000, and (ii) warrants (the "Bridge Warrants") to purchase an aggregate of 168,166 shares of the Company's Common Stock, pursuant to a Senior Secured Note and Warrant Purchase Agreement, dated as of October 31, 1995 (the "Bridge Note Purchase Agreement"), between the Company and The Equitable Life Assurance Society of the United States ("Equitable"). In December 1995, the Company issued to Equitable the Company's 12.50% Senior Secured Note due October 31, 2003 (the "Senior Secured Note") in the principal amount of $5,000,000 and warrants (the "Warrants") to purchase an aggregate of 351,197 shares of the Company's Common Stock, subject to adjustment under certain circumstances, in substitution for the Bridge Note and the Bridge Warrants, respectively, pursuant to an Amended and Restated Senior Secured Note and Warrant Purchase Agreement, dated as of December 15, 1995 (the "Note Purchase Agreement"), between the Company and Equitable. The Senior Secured Note is subordinated to all indebtedness of the Company to its bank lender and is secured by substantially all of the Company's assets. The Warrants are exercisable at any time until December 31, 2000 at an exercise price of $7.38 per share, subject to adjustment under certain circumstances.

         On November 17, 1995, EWM acquired (the "L&L Acquisition") certain of the equipment and customer contracts of L&L Mosquito & Pest Control, Inc., a South Carolina corporation ("L&L"), used in its aquatic weed and algae control business, pursuant to the terms of an Asset Purchase Agreement, dated as of November 17, 1995, by and among EWM, L&L and the sole shareholder of L&L. The aggregate purchase price paid by EWM for the assets of L&L was $150,000 in cash. The Company is continuing to operate the aquatic weed and algae control business previously conducted by L&L. The L&L Acquisition has provided an established foothold for the Company in South Carolina.

CUSTOMERS

         The Company provides aquatic and industrial vegetation management services to power companies, utilities, golf and country clubs, real estate owners and developers, homeowners and condominium associations, apartment complex and various municipal, state and federal governmental authorities and taxing districts, many of which maintain waterways and lands in compliance with local environmental laws and regulations. The Company currently provides aquatic and industrial vegetation management services to approximately 57 customers in the public sector and approximately 1,925 customers with whom the Company has annual aquatic and vegetation management contracts. Substantially all of the Company's contracts for aquatic and vegetation management services are recurring in nature and for the year ended December 31, 1995, this comprised 77% of total revenues (1994: 86%). These recurring annual contracts provide for monthly payments and are automatically renewable.

         For the year ended December 31, 1995, 34% of its revenues were derived from governmental customers as compared to 40% for 1994. Governmental customers which formerly provided aquatic or vegetation management services through government employees have accounted for an increasing portion of the Company's revenues. It is anticipated that a substantial portion of the Company's future revenues will be derived from governmental and quasi-governmental customers. Government contracts are subject to special risks, including delays in funding; lengthy review processes for awarding contracts; non-renewal; delay, termination, reduction or modification of contracts in the event of changes in the government's policies or as a result of budgetary constraints; and increased or unexpected costs resulting in losses.

         The Company has been dependent on a limited number of contracts for a significant portion of its revenues. For the years ended December 31, 1995 and 1994, the Company's five largest customers with whom it has annual contracts accounted for approximately 21.2% and 37.4%, respectively, of the Company's revenues. The largest customer, Northern Palm Beach County Water Control District accounted for approximately 14.0% and 27.0% of the Company's revenues in 1995 and 1994 respectively. For the year ended December 31, 1995, four customers, Florida Department of Transportation, Broward County Office of Integrated Waste Management, Greater Orlando Aviation Authority and Boca West, each accounted for approximately 1.8% of the Company's revenues. For the year ended December 31, 1994, four customers namely Greater Orlando Aviation Authority, Florida Department of Transportation, Gateway Services District and Riverbridge Corporation, accounted for approximately 4.0%, 2.3%, 2.1% and 2.0% respectively of the Company's revenues.

         The existing term of the Company's contract with the Northern Palm Beach County Water Control District expires in September 1997, and is subject to all of the risks inherent in government contracts including the potential of non-renewal. Year to date, however, Northern Palm Beach County Water Control District accounts for less than 5% of the Company's revenues. There can be no assurance that the Company will obtain additional contracts for projects similar in scope to those previously obtained or retain existing customers or attract and retain new customers.

INSURANCE AND BONDING

         The Company carries insurance coverage which the Company considers sufficient to meet applicable regulatory and customer requirements and to protect the Company's assets and operations. The Company's insurance coverage currently includes $2 million of comprehensive general liability insurance, up to $1 million of pollution liability insurance and $8 million of excess liability insurance. The Company also obtains additional insurance as required on a project-by-project basis. The Company attempts to operate in a professional and prudent manner and to reduce its liability risks through specific risk management efforts, including employee training. Nevertheless, a partially or completely uninsured claim against the Company, if successful and of sufficient magnitude, could have a material adverse effect on the Company and its financial condition. In addition, the inability to obtain insurance of the type and in the amounts required could impair the Company's ability to obtain new contracts, which are, in certain instances, conditioned upon the availability of adequate insurance coverage.

         The aquatic and industrial vegetation management business involves potentially significant risks of statutory, contractual and common law liability for environmental damage and personal injury. The Company, and in certain instances, its officers, directors and employees, may be subject to claims arising from the Company's on-site or off-site services, including chemicals used in its operations, and environmental contamination by the Company, its contracted transporters or disposal site operators. All such persons may be liable for site investigation, site cleanup costs and natural resource damages, which costs could be substantial, regardless of whether they exercised due care and complied with all relevant laws and regulations. There can be no assurance that the Company will not face claims resulting in substantial liability for which the Company is uninsured, that hazardous substances or materials are not or will not be present at the Company's facilities or that the Company will not incur liability for environmental impairment.

         The Company is required, in most instances, to post bid and/or performance bonds in connection with contracts or projects with government entities and, to a lesser extent, private sector customers. To date, the Company has been able to obtain bonds in amounts of up to approximately $4 million per bond. However, there is no assurance that this will continue. The Company anticipates that in the future it will continue to be required to post bid and/or performance bonds in connection with contracts or projects with government entities and, to an increasing extent, private sector customers. In addition, new or proposed legislation in various jurisdictions require or will require the posting of substantial bonds or require other financial assurances with respect to particular projects. There can be no assurance that the Company will be able to obtain bonds in the amounts required.

MARKETING

         To date, marketing has principally been conducted through the efforts of the Company's management and sales personnel. The Company uses various marketing methods, including direct mailings, in-person solicitation, print advertising and participation in trade shows and conventions, and periodically mails attractive, full-color sales brochures and advertises in trade journals. The Company's specialists consist of approximately sixteen people, who are responsible for soliciting potential customers in their respective geographic markets, receive salaries plus a percentage of gross profits derived from Company services. The Company also obtains customers through recommendations and referrals from existing customers and environmental engineers and consultants. The Company's executive officers devote significant time and effort to maintain continuing customer relationships.

         The Company typically obtains golf course and public contracts for its services through the process of competitive bidding. The Company's marketing efforts include subscribing to several bid reporting services and monitoring trade journals and other industry sources for bid solicitations by various entities, including government authorities and related instrumentalities, and responding to such bid solicitations, which include requests for proposals and requests for qualifications. In response to a request for proposal or qualification, the soliciting entity generally requires a written response within a set period of time. Generally, in the case of a request for a proposal, a bidder submits a proposal detailing its qualifications, the services to be provided and the cost of the services to the soliciting entity which then, based on its evaluation of the proposals submitted, awards the contract to the successful bidder. Generally, in the case of a request for qualification, a bidder submits a response describing its experience and qualifications, the soliciting entity then selects the bidder believed to be the most qualified, and then negotiates all the terms of the contract, including the cost of the services.

         The Company believes that accurate bidding is important to the Company's business. Accordingly, the Company utilizes a computerized bidding system and engages personnel at potential sites to determine cost factors used in submitting bids. Public contracts are usually longer-term (two to three years) and may periodically be put up for bid even though the Company has provided quality services and has formed a strong relationship with the customer. While a bid price is an important factor in obtaining contracts, the Company believes that potential customers also consider reputation, experience, safety record and the financial condition of bidders in awarding contracts. Because of its familiarity with the nature of the contracts and the basis on which they are awarded, the Company is often able to retain contracts that are put up for bid. In the past, the Company has been able to retain a significant portion of contracts which fall into this category. However, there can be no assurance that the Company will continue to be successful in having its bids accepted. The competitive bidding process is typically lengthy and often results in the expenditure of significant sums and allocation of resources in connection with bids that may be rejected. Additionally, inherent in this process is the risk that actual performance costs may exceed the projected costs, especially in relation to disputes on the performance of services, upon which the submitted bids or contract prices are based.

COMPETITION

         The aquatic and industrial vegetation management industry is highly competitive. The Company faces competition from several companies including Lake Doctors, Inc., Aquatic Systems, Inc., Applied Aquatics, Inc., Nature Chem, Inc., Chem South, Inc. and others. In recent years, government authorities have implemented an extensive regulatory framework directed toward alleviating various environmental problems. The complex nature of government regulation has resulted in significantly increased sophistication and costs of aquatic and vegetation management, handling and disposal methods, facilities and equipment. Consequently, the industry has become increasingly capital intensive and competitive.

         The Company believes that the principal competitive factors in the aquatic and industrial vegetation management industry are reputation, technical proficiency, managerial expertise, financial assurance capability (particularly as it relates to bonding), price and breadth of services offered, including documentation capabilities. With its internal growth and its recent acquisitions, the Company is currently the largest commercial provider of aquatic and vegetation management services in Southeastern United States. With its highly credible track record, substantial bonding and insurance capabilities, its investment in managerial expertise, equipment and computerized operations, management believes that the Company does have a competitive edge in the business. The Company has developed a customized software package which provides job costing module, branch work schedules, integrated customer service and sales activity tracking and collaborative communications. These systems allow the Company to provide quality service, improve efficiency and costs control and provide competitive, professional and detailed bids. In addition, the Company is also committed to purchasing highly specialized proprietary application equipment to remain in the forefront of technology. This equipment will be used for weed and algae control both in water and on land ('amphibian' in nature). This equipment will result in high efficiency and accuracy, plus reduces the cost of weed control per acre and yet provides high quality results.

         Competition in the aquatic and industrial vegetation management industry is, however,expected to increase in the foreseeable future. A significant number of aquatic and industrial management projects continue to be performed "in house" by the governmental agencies and the private sector, many of which may have substantially greater financial and other resources than the Company. The Company also expects that a significant number of new market entrants will seek to bid on new aquatic management projects for the Everglades. There can be no assurance that the Company will be able to compete successfully in its markets.

SUPPLIERS AND SUBCONTRACTORS

         The Company is dependent on third-party suppliers and manufacturers for all of its requirements of algicides and herbicides, fish and fountains and aeration systems used in its aquatic management business. Although the Company purchases all of these supplies from numerous suppliers and believes that alternative sources of supply are available, failure by such suppliers and manufacturers to continue to supply the Company with products on commercially reasonable terms, or at all, in the absence of readily available alternate sources, would adversely affect the Company's ability to deliver products and provide services on a timely and competitive basis. The Company is dependent on the ability of its suppliers and manufacturers, among other things, to satisfy performance, quality and regulatory specifications and dedicate sufficient production capacity for supplies within scheduled delivery times. The Company does not maintain contracts with any of its suppliers or manufacturers and purchases supplies pursuant to purchase orders placed from time to time in the ordinary course of business. In addition, the Company currently does not own or lease certain specialized equipment, including mechanical harvesting or certain planting equipment and is dependent upon third-party subcontractors to provide necessary equipment, know-how, transportation and other facilities on a project basis. In the event such subcontractors were to become unavailable to the Company at acceptable cost levels, or at all, the Company's business could be materially adversely affected.

GOVERNMENT REGULATION

         The aquatic and industrial vegetation management services business are subject to extensive and frequently changing federal, state and local laws and substantial regulation under these laws by governmental agencies, including the United States Environmental Protection Agency (the "EPA") and the United States Occupational Safety and Health Administration ("OSHA"). Among other things, these regulatory authorities impose requirements which regulate the handling, transportation and disposal of hazardous and non-hazardous materials and the health and safety of workers, and require the Company and, in certain instances, its employees, to obtain and maintain licenses and permits in connection with its operations. This extensive regulatory framework imposes significant compliance burdens and risks on the Company. The Company is currently subject to the requirements of the Resource Conservation and Recovery Act of 1976, as amended, the Federal Water Pollution Control Act, as amended, the Federal Insecticide, Fungicide, and Rodenticide Act, the Florida Weed Control Act and the Occupational Safety and Health Act of 1970. The following is a summary of these regulations and other material governmental regulations which may be applicable to the Company.

         The Federal Water Pollution Control Act, as amended by the Federal Water Pollution Control Act Amendments of 1979 and the Clear Water Act of 1977 (collectively "CWA"), create the federal statutory scheme for water pollution control and management. The principal objective of the CWA is to restore and maintain the integrity of the nation's waters. In addition, the CWA provides for: (i) the development of pollutant discharge standards and limitations; (ii) a permit and licensing system to enforce these discharge standards; (iii) federal funding to assist in the construction of publicly owned and privately owned treatment works; and (iv) research and development of pollution control technologies and strategies.

         Congress also created the federal Safe Drinking Water Act ("SDWA") to ensure the quality and safety of drinking water supplies. To protect underground sources of drinking water from contamination, SDWA regulates underground injection wells used for waste disposal and establishes a permit program for such practices. The

SDWA also establishes procedures for the development and implementation of programs for aquifer protection areas located within areas designated as source aquifers for drinking water.

         Even though the EPA has nationwide authority to implement CWA, authorized states may implement various aspects of the National Pollutant Discharge Elimination System ("NPDES") and pretreatment programs, among other areas of responsibility. In addition to the option of administering the CWA under authority delegated by the EPA, states may develop their own regulations for water pollution control, which generally parallel federal CWA requirements.

         As a complement to the regular NPDES program, the United States Army Corps of Engineers must issue a special permit (commonly referred to as a Section 404 permit) prior to the discharge of dredge-and-fill material into navigable waters of the United States, including "wetlands" as defined under the CWA. As a condition of obtaining such dredge-and-fill permits, the permittee is required to mitigate the impacts of such dredge-and-fill activities (often times by creating new wetlands), resulting in "no net loss" of wetlands or an increase in wetlands areas. As is the case in Florida, many states implement the dredge-and-fill permit criteria under a consolidated federal and state program. The Company from time to time may be engaged in wetlands mitigation projects, which may subject the Company to the provisions of the CWA and its permitting programs.

         Originally adopted in 1947, the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA") constitutes the federal regulatory framework governing pesticides, including algicides and herbicides. FIFRA imposes a variety of licensing, permitting, classification, and registration requirements, along with various constraints imposed upon the application, use, and handling of pesticides. FIFRA mandates that all restricted use of pesticides be applied by or under the direct supervision of an applicator certified only under FIFRA. Although FIFRA dictates certification for applications of restricted use of pesticides, many states, including Florida, require the certification and/or registration of commercial applicators for applications of both general and restricted use pesticides.

         FIFRA expressly authorizes states to regulate the sale or use of a federally registered pesticide or device under certain circumstances, but defers to state regulations employing stricter standards. A state may also require the registration of federally registered pesticides for additional uses consistent with special local needs. As a general rule, state laws regulating pesticides parallel the federal scheme. Many states supplement the federal requirements with their own regulations.

         The Toxic Substance Control Act of 1975 ("TSCA") gives the EPA broad authority to regulate the manufacture, processing, distribution in commerce, use and disposal of chemical substances and mixtures. The EPA may require testing of chemical substances that may present an unreasonable risk to health or the environment. If testing reveals an unreasonable risk, the EPA must take steps to reduce the risk. Options available to the EPA range from labeling requirements prohibiting manufacture of the harmful chemical to mandating the manner in which it must be disposed. To the extent that the Company handles in the future those chemical substances and mixtures regulated by TSCA, the Company could be subject to liability under TSCA. The Company does not anticipate that a material portion of its activities in the future will require the use or disposal of chemical substances or materials regulated by TSCA.

         The Florida Aquatic Weed Control Act ("FAWCA") creates a state regulatory framework for the preservation and maintenance of the state's waterways. Under FAWCA, no person or public agency shall eradicate, remove or otherwise alter any aquatic weeds or plants in waters of the state unless the Department of Environmental Protection ("DEP") or its designee issues a permit or the activity is exempted. The Florida Legislature also established the Florida Nonindigenous Aquatic Control Act, which is designed to control nonindigenous aquatic plants primarily by means of maintenance programs. In connection with its aquatic management activities, the Company is subject to the permitting criteria of FAWCA and the Florida Nonindigenous Aquatic Control Act, which the Company does not anticipate will have a material impact on its aquatic management business.

         The Company may also be subject to a variety of environment-related worker and community safety laws. The Occupational Safety and Health Act of 1970 ("OSHA") mandates general requirements for safe work places for all employees. In particular, OSHA calls for special procedures and measures for the handling of certain hazardous and toxic substances. In addition, specific safety standards have been promulgated for workplaces engaged in the treatment, disposal or storage of hazardous waste. Moreover, under the Federal Emergency Planning and Right-to-Know Act of 1986, facilities handling specified extremely hazardous materials must notify local emergency planning committees of their activities and comply with the provisions of local emergency plans. Requirements under state law, in some circumstances, may mandate additional measures for facilities handling specified extremely dangerous materials.

         The Company believes that it is in substantial compliance with all material federal, state and local laws and regulations governing its operations and has obtained all material licenses and permits necessary for the operation of its business. However, amendments to existing statutes and regulations, adoption of new statutes and regulations and the Company's expansion into new jurisdictions and aquatic and industrial vegetation management services could require the Company to continually alter methods of operations at costs that could be substantial. There can be no assurance that the Company will be able, for financial or other reasons, to comply with applicable laws, regulations and permitting requirements, particularly as it seeks to enter into new markets. Failure to comply with applicable laws, rules or regulations or permitting requirements could subject the Company to civil remedies, including fines and injunctions, as well as possible criminal sanctions, which would have a material adverse effect on the Company.

         Notwithstanding the burdens of compliance, the Company believes that its business prospects are significantly enhanced by the continuing stringent enforcement of the comprehensive regulatory framework by government agencies. Any significant relaxation of the regulatory requirements governing the aquatic and industrial vegetation management services industry could also adversely affect the Company.

PERMITS AND LICENSES

         The Company and, in certain instances, its employees are required to obtain and maintain licenses and permits in connection with its operations. The Company's employees currently hold the necessary permits for application of the algicides and herbicides utilized by the Company in its aquatic management business. The Company is required to obtain permits from state and local governments for the harvesting and planting of aquatic plants in connection with its wetlands planting activities on a project basis. The Company may also be required to obtain surface water permits in connection with its aquatic management activities on a project basis depending on the nature of the body of water.

         The Company anticipates that it will be required to obtain and maintain additional licenses in geographic areas in which it intends to expand its operations. The Company believes, based upon the level of training of its employees and past experience, that it will be able to obtain all such required licenses, although there is no assurance that it will be able to do so.

EMPLOYEES

         As of June 30, 1996, the Company had approximately 112 employees other than executives, all of whom are full-time employees, which includes 22 administrative staff, 8 branch managers, 10 sales personnel and 72 applicators. The Company is not currently a party to any collective bargaining agreement. The Company believes that its employee relations are satisfactory.

DISCONTINUED OPERATIONS

         The Company's Board of Directors in November 1995 approved a plan to dispose of its environmental remediation business segment in view of the continued losses of the environmental remediation services division and operational problems associated with it. On April 25, 1996, the Company sold substantially all of the assets and liabilities of Haas Environmental Services, Inc. ("HES") to Heart Environmental Services, Inc. (the "Buyer"), a New Jersey corporation for a total consideration of $1,907,021. The aggregate consideration comprises (i) $681,000 in cash, (ii) a three-year promissory note of $600,000 issued by the Buyer, bearing interest at 9% per annum and collateralized by the pledge of 499 shares of the Buyer's Common Stock pursuant to a Stock Pledge Agreement, (iii) the cancellation of the promissory note obligation of the Company of $436,921 to H&H Investment Corporation, Mr. Eugene M. Haas and Mr. Robert E. Haas (collectively known as the "Haas Shareholders"), also the shareholders of the Buyer, (iv) the cancellation of the obligations amounting to $100,000 to the Haas Shareholders pursuant to their employment termination agreement, (v) the cancellation of the lease obligations to the Haas Shareholders amounting to $62,700 in connection to an office lease agreement,
(vi) the cancellation of an equipment note payable of $26,400 to the Haas Shareholders. The Company originally incurred these obligations ((iii) to (vi)) in connection with the acquisition of HES in February 1995.

         In connection with the HES sale, the Company and the Haas Shareholders entered into a lock-up agreement relating to the 219,000 shares of the Company's common stock (the "Shares") owned by the Haas Shareholders. The lock-up agreement provides that any sale or transfer of the Shares by the Haas Shareholders will be restricted to an amount of not greater than 20,000 Shares for every three-month period. As a result of the HES sale, the Company has agreed not to pursue any claims against the Haas Shareholders in connection with the Haas Acquisition in February 1995. In addition, in connection with the phase-out of the Company's remediation sector, the remaining compensation under the Consulting Agreement with Robert Radler, which may be paid through June of 1998, has been accounted for in the discontinued operations of the Company.

DESCRIPTION OF PROPERTY

         The Company maintains a corporate headquarters for its aquatic and industrial vegetation management businesses, consisting of approximately 17,350 square feet, located in Fort Lauderdale, Florida, under a five-year four-month lease which commenced on January 1, 1994. The Company has the option to extend the term of the lease for an additional five years. The Company's annual lease payments for the remaining three years of the lease will be approximately $86,330, $89,790 and $93,370. Thereafter, the Company's annual lease payments will increase by 5% each year. In addition to its lease payments, the Company is required to pay a proportionate share of the operating expenses, as defined in the lease to include, among other things, property taxes, hazard insurance and all public utility services aside from electric, incurred by the lessor in connection with its management and maintenance of the property subject to the lease. Under the terms of the lease, the Company's operating expenses may not increase by more than 5% each year.

         In addition to its corporate headquarters, the Company conducts its aquatic and industrial vegetation management business out of the following branch offices:

         The Company's office in Palm Beach, Florida consists of approximately 3,450 square feet, under a two-year lease which commenced on September 23, 1992. The Company has exercised its option to renew the lease for an additional two-year term. Annual lease payment for the last year of the lease is estimated to be approximately $28,700, which amounts include the cost of property taxes, hazard insurance, and public utility services but exclude the cost of maintaining exterior walls, roof areas and the structural integrity of the leased building, a portion of which costs the Company may be assessed to pay.

         The Company rents an approximately 3,200 square foot office in Orlando, Florida under a three-year one-month lease which commenced on June 1, 1994. The Company has the option to extend the term of the lease for an additional two years. The Company's annual lease payments for the three years of the lease (excluding the first month) are approximately $17,440, $17,965 and $18,500, excluding taxes, insurance and utilities.

         The Company's office in Sarasota, Florida consists of approximately 2,000 square feet. The Company leases this office under a one-year lease which commenced on November 1, 1995. The annual lease payment is $14,400 which excludes taxes, insurance and utilities.

         The Company rents an approximately 4,500 square foot office in Tampa, Florida under a five-year lease effective May 1, 1995. The Company has the option to extend the term of the lease for an additional two years. The Company's annual lease payment is $24,000 except for the first year where the rent is specifically waived for a period of five months which amount includes water services, but excludes the cost of all other public utility services, insurance, taxes and maintenance.

         The Company's office in Fort Myers, Florida is approximately 4,200 square foot in size and is under a two-year lease which commenced on December 1, 1995. The annual lease payment is $19,200 excluding taxes, insurance and utilities and is subject to review at the end of twelve months. Any increase in rentals will not exceed 5% of the base rent.

         In connection with the MSI Acquisition, the Company entered into a lease for approximately 2,625 square feet of space in Jacksonville, Florida, with a term of one year and four months, effective December 1, 1994. The Company has the option to renew the lease for two additional one-year terms. The Company's annual lease payment for the remaining three months of the lease is $1,800, excluding taxes, insurance and utilities.

LEGAL AND ENVIRONMENTAL PROCEEDINGS

         In November 1992, pursuant to an action (the EPA Action) brought on behalf of the United States Environmental Protection Agency (the EPA), the Company pleaded guilty to five counts of mail fraud and five counts of knowingly using a registered pesticide in a manner inconsistent with its label in violation of the criminal provisions of the United States Code and agreed to pay a fine of $400,000 over a five-year period. In addition, each of Alan H. Chesler and Andrew P. Chesler, executive officers of the Company, pleaded guilty to misdemeanors, paid fines of $25,000 and were placed on probation until the Company's fine was paid. Messrs. Alan and Andrew Chesler also personally guaranteed the payment of the Company's fine. The fine has been paid in full during 1995.

         In December 1993, the Florida Department of Environmental Protection advised the Company that it had applied herbicides at a customers site prior to obtaining the required permit and is in violation of the Florida Administration Code. The Company received notification that no fine would be imposed for such violation. In May 1994, the Company received a verbal warning from the Florida Department of Environmental Protection that it had applied herbicides beyond the boundaries specified by a customers permit. On April 6, 1995, EWM was served with a Notice of Suspension and Proposed Debarment dated March 16, 1995 (the Debarment Notice) by the EPA. The EPA was seeking to debar EWM from receiving federal contracts for a period of five years. The basis of the proposed debarment was EWMs prior convictions resulting from the EPA Action. Pursuant to the Debarment Notice, EWM was temporarily suspended from participating in future federal government procurement and assistance, loans and benefits activities pending completion of the debarment proceedings. In October 1995, the Company entered into a settlement agreement with respect to the debarment proceedings. The settlement agreement provided for a six month temporary suspension of EWM until March 25, 1996 from receiving federal government contracts, that EWM will not be debarred, and for EWM to take specified steps to ensure compliance with applicable environmental laws and regulations. EWM is also obligated to provide training on environmental compliance to its employees and to the industry in which it operates.

         Although the Company believes that this temporary suspension did not have an adverse effect on its business, there can be no assurance that such violations will not limit the Company's ability to obtain government or commercial contracts in the future or otherwise adversely affect the Company, including its ability to obtain additional financing or performance bonds or successfully expand its operations.

                              SELLING STOCKHOLDERS

         The following table sets forth the name of each Selling Stockholder, the amount of shares of Common Stock directly or indirectly owned by the Selling Stockholders on the date hereof, the amount of shares to be offered by the Selling Stockholders, the amount to be owned by the Selling Stockholders following sale of such shares. As of July 23, 1996, there were outstanding 3,934,058 shares of Common Stock of the Company.


                                                                                NUMBER OF SHARES     SHARES BENEFICIALLY
                                                        SHARES BENEFICIALLY       BEING OFFERED          OWNED AFTER
NAME(1)                                                        OWNED                FOR SALE          THIS OFFERING(1)
- ------                                                    ------------------      ---------------      ------------------
Ray A. Spirnock and Shirley J. Spirnock(2).............        270,000                270,000                 0
Tarragona Fund, Inc....................................        125,000                125,000                 0
Alpha Atlas Holdings, LDC..............................        125,000                125,000                 0
Richard Mack...........................................         62,500                 62,500                 0

- ------------------------
(1)      Assumes all of the shares being registered will be sold.

(2)      Held as tenants by the entirety with rights of survivorship.

                              PLAN OF DISTRIBUTION

         The Company will not receive any of the proceeds from the sale of any of the shares by the Selling Stockholders. The sale of the shares may be effected by the Selling Stockholders from time to time in transactions in the over-the-counter market, on the NASDAQ National Market System, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the shares to or through underwriters, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares for whom they may act as agent or to whom they sell as principal, or both (which compensation might be in excess of customary commissions).

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Stockholders.

         The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-6, 10b-6A and 10b-7, which provisions may limit the timing of the purchases and sales of shares by the Selling Stockholders.

         The Company has agreed to pay all fees and expenses incident to the registration of the Shares, except selling commissions and fees and expenses of counsel or any other professionals or other advisors, if any, to the Selling Stockholders.

                            DESCRIPTION OF SECURITIES

         The Company is currently authorized to issue up to 10,000,000 shares of Common Stock, $.01 par value per share, of which 3,934,058 shares were outstanding as of July 23, 1996. The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, $.01 par value per share, none of which were outstanding as of August23, 1996.

COMMON STOCK

         The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, will be duly authorized, validly issued, fully paid and nonassessable.

             The Company's Common Stock and Warrants are quoted on the NASDAQ National Market System under the symbols "AQUX" and "AQUXW", respectively. The following table sets forth, for the period since September 13, 1994, the high and low closing sales prices for the Common Stock and the Warrants as reported by NASDAQ.


                                                              COMMON STOCK                    WARRANTS
                                                              ------------                    --------
                                                             HIGH       LOW                HIGH       LOW
                                                             ----       ---                ----       ---
1994
- ----
Third Quarter
     (beginning September 13, 1994)....................     $6-1/2      $5-3/8            $2-1/4      $1-1/8
Fourth Quarter.........................................      6-7/8       5-5/8             2-1/4       1-1/2

1995
- ----
First Quarter..........................................      7-1/4       6-1/2             2-1/8       1-15/32
Second Quarter.........................................      7-3/8       5-1/2             2-1/4       1
Third Quarter..........................................      8-1/8       6-1/2             2-1/2       1-5/8
Fourth Quarter.........................................      8-1/16      6-5/8             2-1/2       1-3/4

1996
- ----
First Quarter..........................................      5-1/2       3-7/8             1-3/8      11/16
Second Quarter ........................................      5-3/16      4-1/4             1-1/8      11/16

         As of July 25, 1996, there were 47 record holders of the Company's Common Stock. There are in excess of 440 beneficial owners of the Company's Common Stock.

         The Company has not paid any cash dividends on its Common Stock other than S corporation dividends prior to the IPO and does not currently intend to declare or pay cash dividends in the foreseeable future. The Company intends to retain any earnings that may be generated to provide funds for the operation and expansion of its business. In addition, certain of the Company's loan agreements with its lenders prohibit the Company from paying dividends.

PREFERRED STOCK

         The Company is authorized to issue 1,000,000 shares of Preferred Stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors none of which were outstanding as of the date hereof. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

WARRANTS

         As of the date hereof, the Company has 1,437,500 Warrants issued and outstanding. Each Warrant entitles the registered holder thereof to purchase one share of Common Stock, at a price of $6.00, subject to adjustment in certain circumstances, at any time until September 12, 1999.

         The Warrants are redeemable by the Company, with the consent of the Whale Securities Co., L.P., the Underwriter for the Company's initial public offering, at any time, upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid price of the Common Stock on all 20 of the trading days ending on the third day prior to the day on which the Company gives notice has been at least 130% (currently $7.80, subject to adjustment) of the then effective exercise price of the Warrants. All warrantholders have exercise rights until the close of business on the date fixed for redemption.

         The Warrant will be issued in registered form under a Warranty Agreement between the Company and American Stock Transfer & Trust Company, as Warrant Agent. Reference is made to said Warrant Agreement for a complete description of the terms and conditions therein (the description herein contained being qualified in its entirety by reference thereto).

         The exercise price and number of shares of Common Stock or other securities issuable on exercise of the Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company. However, such warrants are not subject to adjustment for issuances of Common Stock at a price below the exercise price of the Warrants, including the issuance of shares of Common Stock pursuant to the Company's stock option plans.

         The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check payable to the Company) to the Warrant Agent for the number of Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Common Stock.

         No Warrant will be exercisable unless at the time of exercise the Company has filed a current prospectus with the Commission covering the shares of Common Stock issuable upon exercise of such Warrant and such shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of such Warrant. The Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the

Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to do so, there is no assurance that it will be able to do so.

         No fractional shares will be issued upon exercise of the Warrants. However, if a warrantholder exercises all Warrants then owned of record by him, the Company will pay to such warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the Common Stock on the last trading day prior to the exercise date.

DIVIDEND POLICY

         Holders of Common Stock are entitled to receive such dividends as may be declared and paid from time to time by the Board of Directors out of funds legally available therefor. The Company intends to retain any earnings for the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon future earnings, results of operations, capital requirements, the Company's financial condition and such other factors as the Board of Directors may consider.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION

         Section 102 of the Delaware General Corporation Law ("DGCL") authorizes a Delaware corporation to include a provision in its Certificate of Incorporation limiting or eliminating the personal liability of its directors to the corporation and its stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such provision, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although
Section 102 of the DGCL does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Pursuant to such provision, the Company Certificate of Incorporation limits the personal liability of the Company directors (in their capacity as directors but not in their capacity as officers) to the Company or its stockholders to the fullest extent permitted by the DGCL. Specifically, a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, and
(iv) any transaction from which the director derived an improper personal benefit.

         The inclusion of this provision may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders. However, the inclusion of this provision together with a provision which requires the Company to indemnify its officers and directors against certain liabilities, is intended to enable the Company to attract qualified persons to serve as directors who might otherwise be reluctant to do so.

DELAWARE ANTI-TAKEOVER LAW

         The Company is governed by the provisions of Section 203 of the DGCL. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, own (or within three years, did own) 15% or more of the corporation's voting stock.

OVER-THE-COUNTER MARKET

         The Company's Common Stock is traded on the NASDAQ National Market System under the symbols "AQUX" and "AQUXW," respectively.

Transfer Agent

         The Transfer Agent for the Company's shares of Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                                  LEGAL MATTERS

         Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., Counsel for the Company, Fort Lauderdale, Florida.

                                     EXPERTS

         The consolidated balance sheets of the Company and for its subsidiaries for the fiscal years ended December 31, 1995 and 1994, incorporated herein by reference, have been audited by Coopers & Lybrand, L.L.P., independent public accountants as indicated in their reports with respect thereto, and have been included herein realized upon the authority of such firm as experts in auditing and accounting in giving such reports. The financial statements for Aquatic & Right of Way Control, Inc., for the fiscal year ended December 31, 1995, incorporated herein by reference, have been audited by Herman & Peaslee, P.A., independent public accountants as indicated in their reports with respect thereto, and have been included herein realized upon the authority of such firm as experts in auditing and accounting in giving such reports.


                                 INDEMNIFICATION

         Section 145 of the General Corporation Law of Delaware, under which jurisdiction the Company is incorporated. empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys' fees) and, other than in respect of an action by or in the right of the corporation, against judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 of the General Corporation Law of Delaware further provides that to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         The Restated Certificate of Incorporation and By-Laws of the Company require the Company to indemnify its Directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

         The Company maintains directors and officers liability insurance, which covers the Company's subsidiaries and the respective directors and officers.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses, all of which are being paid by the Company, in connection with this offering.

         Registration fee...................................      $  1,029.41
         Legal fees and expenses............................         5,000.00*
         Accounting fees and expenses.......................         7,500.00*
         Printing expenses..................................           500.00*
         Miscellaneous......................................         1,000.00*

         Total                                                    $ 15,029.41*
- ----------------

*Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company has authority under Section 607.0850 of the Florida Business Corporation Act (the "FBCA") to indemnify its directors and officers to the extent provided for in such Statute. The Company's by-laws provide that, to the fullest extent permitted by applicable law, as amended from time to time, the Company will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Company or serves in such capacity with any other enterprise at the request of the Company. The Company may also indemnify employees or agents of the Company if the Company's Board so approves. This indemnification includes the right to advancement of expenses when allowed pursuant to applicable law.

         The provision of the FBCA authorizes the Company to indemnify its officers and directors in connection with actions, suits and proceedings brought against them if the person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal actions, had no reasonable cause to believe the person's conduct was unlawful. Unless pursuant to a determination by a court, the determination of whether a director, officer or employee has acted in accordance with the applicable standard of conduct must be made by (i) a majority vote of the directors who were not parties to the proceeding or a committee consisting solely of two or more directors not party to the proceedings, (ii) independent legal counsel selected by a majority vote of the directors who were parties to the proceeding or committee of directors (or selected by the full board if a quorum or committee cannot be obtained), or
(iii) the affirmative vote of the majority of the Company's shareholders were not parties to the proceeding.

         The FBCA further provides that the Company may make any other further indemnity by resolution, by-law, agreement, vote of stockholders, disinterested directors or otherwise, except with the respect to certain enumerated acts or omissions of such persons. Florida law prohibits indemnification or advancement of expenses if a judgement or other final adjudication establishes that the actions of a director, officer or employee constitute (i) a violation of criminal law, unless the person had reasonable cause to believe his conduct was unlawful, (ii) a transaction from which such person derived an improper personal benefit, (iii) wilful misconduct or conscious disregard for the best interest of the Company in the case of a derivative action by a stockholder, or (iv) in the case of a director, a circumstance under which a director would be liable for improper distributions under Section 607.0384 of the FBA. The FBCA does not affect a director's responsibilities under any other law, such as federal securities laws.

         The Company maintains that directors and officers liability insurance, which covers the Company's subsidiaries and the respective directors and officers.

ITEM 16. EXHIBITS.

EXHIBIT                             DESCRIPTION
- -------                             -----------
3.1        Amended and Restated Certificate of Incorporation of the Company(1)

3.2        Bylaws of the Company(1)

4.1        Form of Common Stock Certificate(1)

4.2 Revised Form of Warrant Agreement between the Company and American Stock Transfer & Trust Company(1)

4.3 Revised Form of Warrant Agreement between the Company and the Underwriter (including the form of Underwriters Warrant Certificate)(1)

5.1        Opinion of Atlas, Pearlman, Trop & Borkson, P.A.

10.1       Stock Option Plan of the Company(1)(2)

10.2       Directors Stock Option Plan of the Company(1)(2)

10.3 Employment Agreement, dated June 1, 1993, between the Company and AlanH.Chesler, and form of amendment thereto(1)(2)

10.4 Employment Agreement, dated June 1, 1993, between the Company and RobertA.Radler, and form of amendment thereto(1)(2)

10.5 Employment Agreement, dated June 1, 1993, between the Company and AndrewP. Chesler, and form of amendment thereto(1)(2)

10.6 Non-competition agreement, dated November 19, 1991, between the Company and DavidGreen(1)

10.7 Form of Indemnification Agreement between the Company and each of the Company's Directors and Executive Officers(1)(2)

10.9 Credit Agreement, dated October 30, 1992, between Sun Bank/Miami, N.A. and Florida Underground Petroleum Tank Contractors, Inc. ("FUPTC")(1)

10.10 First Amendment to Credit Agreement, dated August 5, 1993, between Sun Bank/Miami, N.A. and FUPTC(1)

10.11 Second Amendment to Credit Agreement, dated as of March14, 1994, between Sun Bank/Miami, N.A. and FUPTC(1)

10.12 Guaranty Agreements, dated August 5, 1993, between Sun Bank/Miami, N.A. and each of Alan H. Chesler, Robert A. Radler and Donald H. Shaffer, Jr.(1)

10.13 Security Agreement, dated October 30, 1992, from FUPTC to Sun Bank/Miami, N.A.(1)

10.14 Negative Pledge, dated October 29, 1993, from AlanH. Chesler to Sun Bank/Miami, N.A.(1)

10.20 Lease, dated October 2, 1992, between Palm Beach Commerce Center Associates, Ltd. and EWM(1)

10.22 Lease, dated November 14, 1991, between John Hancock Mutual Life Insurance Co. and EWM(1)

10.23      Lease, dated March 9, 1992, between Lawrence Danielle and FUPTC(1)

10.24      Lease, dated November 30, 1993, between Franklin S. Davis and the
           Company(1)

10.25 Assignment of Mortgage Note and Security Agreement, dated October 19, 1990, between AlanH. Chesler and EWM(1)

10.26 Bill of Sale, dated October19, 1990, between Florida Waterway Management, Inc. ("FWM") and EWM(1)

10.27      Assumption Agreement, dated October19, 1990, between EWM and FWM(1)

10.28 Asset Purchase Agreement, dated June 14, 1991, between FUPTC, Don & Sons Equipment Rental, Inc. ("Don & Sons") and South Florida Tank Disposal, Inc. ("South Florida Tank")(1)

10.29 Form of Consultation/Non-Competition Agreement, dated June 1991, between DonaldH. Shaffer, Betty Shaffer and FUPTC(1)

10.30 Form of Escrow Agreement, dated June 1991, between Don & Sons, South Florida Tank, FUPTC, Donald H. Shaffer, Jr., Robert Radler and AlanH. Chesler(1)

10.31      Form of Note from FUPTC to Don & Sons and South Florida Tank(1)

10.32 Form of Security Agreement, dated June 1991, between FUPTC, DonaldH. Shaffer, Jr., Robert A. Radler, AlanH. Chesler and Donald H. Shaffer, Betty Shaffer, Don & Sons, and South Florida Tank(1)

10.33 Form of Agreement for Set Off, dated June 1991, between Don & Sons, South Florida Tank and FUPTC(1)

10.34 Agreement regarding substitution of Common Stock of the Company for Common Stock of FUPTC as collateral for certain obligations of the former shareholders of FUPTC, dated May 25, 1993, between the Company, AlanH. Chesler, FUPTC, Robert Radler, Donald Shaffer, Jr., Betty Shaffer, Don & Sons, and Donald Shaffer, Sr.(1)

10.35 Stock Acquisition Agreement, dated June 2, 1993, between the Company and the shareholders of EWM(1)

10.36 Stock Acquisition Agreement, dated June 2, 1993, between the Company and the shareholders of FUPTC(1)

10.37 Subscription Agreement, dated June 2, 1993, between the Company and Gary Krulik, M.D. and Stephanie Krulik(1)

10.38 Waterway restoration contract, dated July 13, 1992, between Greater Orlando Aviation Authority and EWM(1)

10.39 Waterway/wetlands maintenance contract, dated August 1992, between Northern Palm Beach County Water Control District and EWM(1)

10.40 Fueling Facility Demolition Subcontract Agreement, dated February 11, 1993, between Blasland, Bouck & Lee of Florida, Inc. and FUPTC(1)

10.41 Rehabilitation Subcontract Agreement, dated December 15, 1992, between Gurr & Associates, Inc. and FUPTC(1)

10.42 Credit Agreement, dated as of June 10, 1994, between Sun Bank/Miami, N.A. and EWM(1)

10.43 Security Agreement, dated as of June 10, 1994, from EWM to Sun Bank/Miami, N.A.(1)

10.44 Guaranty Agreement, dated as of June 10, 1994, between Sun Bank/Miami, N.A. and Alan Chesler, Andrew Chesler, Robert Radler and the Company(1)

10.45 Third Amendment to Credit Agreement, dated as of October5, 1994, between SunBank/Miami, N.A. and FUPTC (4)

10.46 Loan Agreement, dated as of February 10, 1995, between SunBank/Miami, N.A. and FUPTC (4)

10.47 Security Agreement, dated as of February 10, 1995, between SunBank/Miami, N.A. and FUPTC (4)

10.48 Guaranty Agreement, dated as of February 10, 1995, between SunBank/Miami, N.A. and the Company (4)

10.49 Guaranty Agreements, dated February 10, 1995 by Alan H. Chesler, RobertA. Radler and Andrew P. Chesler, in favor of SunBank/Miami, N.A. (4)

10.50 Revolving Loan and Security Agreement dated February28, 1995 between Midlantic Bank, N.A. and Haas Environmental Services, Inc. (4)

10.51 Continuing Guaranty dated February28, 1995 by the Company in favor of Midlantic Bank, N.A. (4)

10.52 Asset Purchase Agreement, dated as of February 28, 1995, by and among the Company, HES Acquisition Corp., Haas Environmental Services, Inc., Eugene M. Haas and Robert E. Haas(3)

10.53 Asset Purchase Agreement, dated as of November 23, 1994, by and between EWM and Mitigation Services, Inc. (4)

10.54 Promissory Note, dated February27, 1995, of HES Acquisition Corp. in the principal amount of $1,975,000 payable to the order of SunBank/Miami, N.A. (4)

10.55 Business Lease, dated November 29, 1994, between EWM and Phillips Highway Land Trust (4)

10.56 Revolving Loan and Security Agreement, dated as of April 5, 1995 between Midlantic Bank, N.A. and HES (5)

10.57 Promissory Note and Security Agreement, dated as of February 13, 1995 between SunBank/Miami, N.A. and EWM (5)

10.58 Credit Agreement, Security Agreement and Revolving Credit Note dated as of August 11, 1995, between SunBank/Miami, N.A. and the Company re: Exhibit 10.1 (6)

10.59 Senior Secured Note and Warrant Purchase Agreement dated as of October 31, 1995, between The Equitable Life Assurance Society of the United States (the Purchaser) and the Company re:
           Exhibit 10.1 (7)

10.60 Warrant Agreement dated as of October 31, 1995, between the Purchaser and the Company re:
           Exhibit 10.2 (7)

10.61 Subordination Agreement dated as of October 31, 1995, by the Purchaser and the Company in favor of SunTrust, Miami, N.A. re:
           Exhibit 10.3 (7)

10.62 Letter Agreement, dated as of August 18, 1995, among H&H Investments, Inc., Robert E. Haas, Inc., Eugene M. Haas, Robert E. Haas, the Company and HES re: Exhibit 10.4 (7)

10.63 Compliance Agreement, dated as of September 12, 1995, between the U.S. Environmental Protection Agency, EWM, Alan H. Chesler and Andrew
           P. Chesler re: Exhibit 10.5 (7)

10.64 Asset Purchase Agreement, dated as of October 19, 1995, among the Company, EWM, AmerAquatic, Inc., Thomas Latta and C. Elroy Timmer re:
           Exhibit 10.6 (7)

10.65 Lake and canal aquatic weed control and marsh maintenance contract, dated April 1995, between Northern Palm Beach County Water Control District and EWM/AmerAquatic, Inc.

10.66 Lease, dated April 10, 1995, between Tampa Industrial Developers, Ltd. and the Company d/b/a EWM and FUPTC

10.67 Lease, dated November 1, 1995, between Manny Schwartz , Steve Schwartz and EWM

10.68 Lease, dated December 1, 1995, between Charles C. Souders, Shirley A. Souders and EWM

10.69 Asset Purchase Agreement, dated as of November 17, 1995, by and between EWM and L&L Mosquito & Pest Control, Inc.

10.70 Amended and Restated Senior Secured Note and Warrant Purchase Agreement dated as of December 15, 1995 between the Purchaser and the Company

10.71 Warrant Agreement dated as of December 15, 1995, between the Purchaser and the Company

10.72 Security Agreement dated as of December 15, 1995, between the Purchaser and the Company

10.73 Subordination Agreement dated as of December 15, 1995, by the Purchaser and the Company in favor of SunTrust Bank, Miami, N.A.

10.74 Security Agreement dated as of December 28, 1995, between USL Capital Corporation and the Company, FUPTC and HES

10.75 Commitment Letter dated as of March 13, 1996, between SunTrust Bank, Miami, N.A. and the Company

10.76 Asset Purchase Agreement, dated as of April 25, 1996, by and between Heart Environmental Services, Inc., H&H Investment Corporation, Eugene M. Haas, Robert E. Haas, Haas Sand and Gravel, Inc., HES and the Company

10.77 First Amendment to Credit Agreement, Revolving Credit Note and Re-affirmation and Ratification of Guaranty Agreements, dated March 29, 1996 between SunTrust Bank, Miami, N.A. and the Company

10.78 Amendment to Loan Agreement, Amended Promissory Note and Re-affirmation and Ratification of Guaranty Agreements, dated as of March 29, 1996 between SunTrust Bank, Miami, N.A. and FUPTC

10.79 Contract between the South Florida Water Management District and EWM, dated as of February6, 1996

10.80 Amendment to Senior Secured Note and Warrant Purchase Agreement between the Company and The Equitable Life Assurance Society of the United States, dated as of December 15, 1995

10.81 Stock Exchange Agreement, dated as of June 7, 1996, by and among the Company, ARC and Ray Spirnock and Shirley Spirnock, the shareholder of ARC

10.82 Subscription Agreement dated June 12, 1996, between the Company and Mr. Jeffrey T. Katz.

10.83 Subscription Agreement dated June 27, 1996, between the Company and Tarragona Fund, Inc.

10.84 Subscription Agreement dated June 27, 1996, between the Company and Alpha Atlas Fund, Ltd.

16.1 Letter from Bernstein, Patchen, Gold & Wolfson, P.A. regarding change in independent auditors(1)

21.1       Subsidiaries of the Company

23.01      Consent of Coppers & Lybrand, L.L.P.

23.02      Consent of Harmon and Peaslee, P.A.

24.01 Consent of Atlas, Pearlman, Trop & Borkson, P.A. (included in the opinion filed as Exhibit 5.1 hereto.)

- --------------------

         (1) Incorporated by reference to the exhibit of the same number filed with the Company's Registration Statement on FormSB-2 (No. 33-78956-A).

         (2) Management contract or compensation plan.

         (3) Incorporated by reference to Exhibit 2 filed with the Company's Report on Form 8-K dated February 28, 1995.

         (4) Incorporated by reference to the exhibit of the same number filed with the Companys Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994.

         (5) Incorporated by reference to the exhibit of the same number filed with the Companys Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1995.

         (6) Incorporated by reference to the exhibit as indicated which was filed with the Companys Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 1995.

         (7) Incorporated by reference to the exhibit as indicated which was filed with the Companys Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1995.

- -----------

ITEM 17. UNDERTAKINGS.

         (1) The undersigned Registrant hereby undertakes:

             (a) to file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;

             (b) that, for determining any liability under the Securities Act, treat each such post-effective amendment as a new Registration Statement of the securities offered at that time shall be deemed to be the initial bona fide offering thereof; and

             (c) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (2) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale and the State of Florida, on the 5th day of September, 1996.

                                      AQUAGENIX, INC.

                                      By: /s/ ANDREW P. CHESLER
                                          -------------------------------------
                                          Andrew P. Chesler
                                          Chairman of the Board,
                                          Chief Executive Officer and President

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE            TITLE                               DATE
        ---------            -----                               ----

                             Chairman of the Board,
                             Chief Executive Officer
                             and President (Principal
/s/ ANDREW P. CHESLER        Executive Officer)               September 5, 1996
- ------------------------
Andrew P. Chesler

                             Chief Financial Officer
/s/ HELEN CHIA               (Principal Accounting
- ------------------------     Officer)
Helen Chia                                                     September 5, 1996


/s/ ABRAHAM S. FISCHLER       Director                         September 5, 1996
- ------------------------
Abraham S. Fischler


/s/ FRED S. KATZ              Director                         September 5, 1996
- ------------------------
Fred S. Katz


/s/ ALLEN H. STERN            Director                         September 5, 1996
- ------------------------
Allen H. Stern


/s/ JEFFREY T. KATZ           Director                         September 5, 1996
- ------------------------
Jeffrey T. Katz